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                                                                  Exhibit 10.14

                         Scientific Consulting Agreement

      This Agreement is made this January 1st, 2000 by and between Ruggero Maria Santilil acting for himself and as President of The Institute for Basic
Research 90 Eastwinds Court, Palm Harbor, Florida 34683 ("Dr. Santilli") and Toups Technology Licensing, Inc.) 7887 Bryan Diary Road, Suite 105, Largo, Florida 33777 ("TTL" or the "Company")

WHEREAS Toups Technology Licensing Incorporated, a Florida corporation is engaged in the business of developing market-ready application(s) of processes and technologies derived from patents or similarly protected intellectual properties, and;

WHEREAS, Dr. Santilli has served as the Company's Scientific Advisor for the prior two years and has separately entered agreements relating to Santilli's MagneGas and that family of technologies. Further, Dr. Santilil, is a U.S. Citizen with permanent residence in Pinellas County, Florida, is among other associations, the current Professor of Theoretical Physics and President, The Institute for Basic Research, a Florida non-profit organization.

WHEREAS Toups Technology now desires to enter a renew its agreement to continue the services of Dr. Santilli as the Company's Scientific Advisor and Dr. Santilli desires to agree to extend his continued services as the Company's Scientific Advisor.

THEREFORE, Toups Technology agrees to retain Dr. Santilli as Scientific Advisor and Dr. Santilli agrees to be engaged as the Company's Scientific Advisor according to the terms and conditions and for such compensation as set forth herein.

The parties hereby agree as follows:

1. Position. The Company engages Dr. Santilli as TTL's Scientific Advisor. During the term of this Agreement, Dr. Santilli shall devote his 50% of his time and attention to the business of Toups Technology as it relates to the relative matters on a regular, "best efforts," and professional basis and at all times such efforts shall be under the direction of the Board of Directors and Dr. Santilli shall be immediately responsible to the Company's President.

2. Duties. The development stage nature of Santilli's collective MagneGas(TM) technology precludes an ability to foresee all the areas to which Dr. Santilli's expertise will prove essential as it relates thereto. Therefore, at a minimum, Dr. Santilli shall make his expertise available:

      a.    In the following areas:

            (i)   Test Support

                  (a) Theoretician responsible for collaboration in coordinatlon of all testing and research
                  (b) Test results documentation to include test data and methods, mathematical formulas and assumption and formal letters from test originators.
                  (c)      Problem solution support;
                  (d)      Computer support as required.

            (ii)  Sale and Marketing Support

                  (a)      Identification of applications
                  (b)      identification of first markets

            (iii) Financial Support


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                  (a)      Work within budgets and schedules.

3. Noncompetition: During the term of this-Agreement, Dr Santilli shall not directly or indirectly, engage in any business, commercial or professional activity which the Company deems to interfere with the business of Toups Technology, or with the performance of duties by Dr. Santilli hereunder.

         Dr. Santilli further agrees not to provide any services for any other entity on a formal or informal basis which may compete, directly or indirectiy, with any of the services Toups Technology currently provides or may provide during the term of this Agreement or which may result, directly or indirectly, in the diversion of customers from Toups Technology. The Company agrees that Dr. Santilli may continue to provide consulting or other services to his clients or associates existing on the date of this Agreement provided that such services do not, in the opinion of the Company, substantially interfere with Dr. Santilli's performance of his duties as set forth in this Agreement. Accordingly, as a condition of engagement by TTL, Dr. Santilli agrees that, in the event that his consultant agreement terminates for any reason, for a one year period he will not, directly or indirectly, either for himself or through any kind of ownership as a director, agent, employee or consultant, for any other person, firm or corporation, call on, solicit, take away, or cause the loss of clients of the Company on whom he called or with whom he became acquainted during his Period of Engagement. It is expressly agreed and understood that the remedy at law for breach of covenant is inadequate and that injunctive relief shall be available to prevent the breach thereof.

4. Nondisclosure of Confidential Information: Dr. Santilli agrees that he will not, at any time during or after the termination of this consultant Agreement, use for his own benefits, either directly or indirectly, or disclose or communicate in any manner to any indIvidual, corporation, or other entity, other than Toups Technology, any confidential information acqulred by him during his Period of Engagement, regarding any actual or intended business activity, product, service, plan or strategy of T oups Technology. As used in this Agreement, confidential information shall include all information disclosed to or known by Dr. Santlilli as a consequence of or developed through or during his Period of Engagement by Toups Technology including all knowledge, information and materials regarding the Company's products, services, processes, know-how, customers, suppliers, product and/or service development, business plans, and research, as well as confidential information about financial, marketing, pricing, cost, compensation or any other proprietary matters relating to Toups Technology whether or not subject to other protection (except that such knowledge known to Dr. Santilli prior to Dr. Santilli's Period of Engagement by Toups Technology that is publicly disclosed wIth the Company's permission. Any breach of this paragraph shall constitute grounds for immediate termInation for cause and such other relief as may be afforded by applicable law.

5. Period of Engagement: The Company engages Dr. Santilli as a consultant and Dr. Santilli accepts engagement as a consultant for the period beginning on January 1, 2000 ending December 31, 2000. Thereafter, this Agreement can be renewed upon the mutual consent of both parties for successive twelve-month periods.

6.    Compensation:

      a. Sa1ary As compensation for the services rendered by Dr. Santilli under this Agreement during the Period of Engagement shall be $6,000.00 (six thousand dollars) per month payable in two parts ($3,000 per payment) twice each month.


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      b.    Stock Purchase Options. As a part of this Agreement. The Institute for Basic Research or its designee may acquire up to 100,000 of the Company's $.001 par value Common Stock at the option price of $1.00 per share. This Option shall remain available to The Institute for Basic Research at anytime beginning upon January 1, 2000 and ending three years later on December 31, 2002.

7.    Benefits:

      a. Vacation: Dr. Santilli shall receive three weeks paid vacation during his Period of Engagement

      b. Purchase of Computer. At a point in time prior to February 28, 2000, the Company shall provide Dr. Santilli a new Macintosh Laptop Computer.

8. Termination of Agreement: The Board of Directors may terminate Dr. Santilli's consultant agreement at any time, with or without cause.

      a. Termination Without Cause by the Company: If Dr. Santilli's consultant agreement is terminated without cause by the Company prior to the expiration of this Agreement, Dr. Santilli shall be paid a lump sum severance payment in lieu of any other compensation or benefits otherwise payable thereafter under this Agreement. Such payment shall be computed at the rate of $1,500 per month for any monthly period remaining under this Agreement.

      b. Termination Without Cause by Dr. Santilli: If Dr. Santilli terminates this Consultant Agreement without cause, Dr. Santilli shall forfeit all compensation which would otherwise become due under this Agreement.

      c. Termination WIth Cause by the Company; If, in the opinion of Toups Technology or its designated agent Dr. Santilli willfully breaches or habitually neglects the duties which he is required to perform under the terms of this Agreement, the Company may immediately terminate Dr. Santilli and Dr. Santilli shall forfeit all compensation which would otherwise become due under this Agreement.

9. Notices. Notices under thIs Agreement shall be considered delivered within five business days after deposit in the U. S. Mail, return receipt included.

10. Amendments. Neither this Agreement nor any provisions hereof shall be waived, modified, discharged, or terminated except by an instrument in writing signed by both parties.

11. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and there are no representations, warranties, coven ants or other agreements except as stated or referred toh erein.

12. Severability. Each provision of this Agreement is intended to be severable from every other provision and the validity or legality of the remainder hereof shall remain valid and binding and this Agreement is not transferable or assignable by either party.

13. Governing Law. This Agreement and all rights hereunder shall be governed by and interpreted in accordance with the laws of the State of Florida.

14. Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, administrators executors successors, subsidiaries and affiliates.


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Executed this January 1st, 2000

Acceptance by Ruggero Maria Santilli


/s/ [ILLEGIBLE]
-------------------------------------
Dr. Santilli


Acceptance by the Company


/s/ Leon H. Toups
-------------------------------------
Leon H. Toups
President and Chief Executive Officer


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